Exhibit 99.3

GrowGeneration Acquires The Assets Of Palm Springs Hydroponics

DENVER, CO, Feb. 7, 2019 - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) the largest specialty retail hydroponic and organic gardening chain of stores, selling to both the commercial and home cannabis markets, with currently 21 locations, today announced it has acquired the assets of Palm Springs Hydroponics. As an established leader in their market, Palm Springs Hydroponics has been operating for over 18 years. The Palm Springs store will be GrowGeneration’s 22nd location and number 7 for California. The company’s business in the California desert region is now over $5M in sales.

Darren Lampert, Co-Founder and CEO, said, “Palm Springs becomes GrowGen’s 7th location in California and the company’s 22nd store. As a recreational legal market, Palm Springs might just be the cannabis capital of California. Palm Springs ranks among the cities with the most populated retail market for cannabis in California.  We continue to enter markets, where the cultivation laws are conducive to growing, and where GrowGen can strategically locate its operations in areas where there is a high concentration of growers. Our growth plan is working”

Palm Springs Market Overview:

●	California Cannabis Market Expected to Reach $5.1 Billion Market Value

●	200+ Cannabis Cultivators in Palm Springs, Desert Hot Springs and Cathedral City

●	Within the next few years Cathedral City will have one dispensary for every 10,000 residents

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 22 stores, which include 6 locations in Colorado, 7 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island, 2 locations in Oklahoma, and 1 location in Maine. GrowGen also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK
●	Instagram: growgen

SOURCE GrowGeneration